UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 4, 2007

Federal National Mortgage Association
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia		20016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-752-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

On December 6, 2007, Fannie Mae (formally known as the Federal National Mortgage Association) agreed to sell 280,000,000 shares of its Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S (the "Series S Preferred Stock"), through a syndicate of underwriters led by Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The initial public offering price for the Series S Preferred Stock was $7 billion. The underwriting discount for the Series S Preferred Stock was $70 million and the aggregate proceeds received by Fannie Mae were $6.93 billion.

Shares of Series S Preferred Stock have no par value and have a stated value and liquidation preference of $25 per share. Holders of the Series S Preferred Stock are entitled to receive non-cumulative quarterly cash dividends when, as and if declared by Fannie Mae's Board of Directors or an authorized committee thereof.

From the issuance date to but excluding December 31, 2010, all dividends declared will accrue at the fixed annual rate of 8.25%, and will be payable on each March 31, June 30, September 30 and December 31, beginning on March 31, 2008. The initial dividend, if declared, will be $0.6302 per share and will be payable on March 31, 2008. For each complete quarterly dividend period thereafter, up to but excluding December 31, 2010, quarterly dividends, if declared, will be $0.5156 per share.

Beginning on December 31, 2010, quarterly dividends will accrue at a rate equal to the greater of (i) 7.75% per annum and (ii) the sum of "3-Month LIBOR" for that dividend period and 4.23% per annum, and if declared, will be payable quarterly on each March 31, June 30, September 30, and December 31, beginning March 31, 2011. The preceding summary of the terms of the Series S Preferred Stock is qualified in its entirety by the Certificate of Designation for the Series S Preferred Stock, a copy of which is filed with this report as Exhibit 4.1 and incorporated herein by reference.

On December 31, 2010, and on each fifth anniversary thereafter, subject to certain conditions, Fannie Mae may redeem some or all of the outstanding shares of Series S Preferred Stock at a redemption price of $25 per share plus an amount equal to the dividend (whether or not that dividend has been declared by the Board of Directors) for the then-current quarterly dividend period, accrued to but excluding the date of redemption. Shares of Series S Preferred Stock rank on a parity with other shares of Fannie Mae's outstanding preferred stock as to dividends and rights upon liquidation.

The issuance and sale of the Series S Preferred Stock closed on December 11, 2007.

Pursuant to our Charter Act, the shares of the Series S Preferred Stock (and all shares of Fannie Mae preferred stock) are "exempted securities" within the meaning of the Securities Act of 1933, as amended, and other laws administered by the SEC, to the same extent as securities that are obligations of, or are guaranteed as to principal and interest by, the United States. Because shares of Fannie Mae preferred stock are exempted securities, Fannie Mae does not file registration statements with the SEC with respect to offerings of its preferred stock.

Item 7.01 Regulation FD Disclosure.

On December 4, 2007, Fannie Mae announced that its Board of Directors had declared an initial dividend on its Series R preferred stock. The announcement, a copy of which is furnished as Exhibit 99.1 to this report, is incorporated herein by reference.

The information in this item, including Exhibit 99.1 submitted herewith, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of Section 18, nor shall it be deemed incorporated by reference into any disclosure document relating to Fannie Mae, except to the extent, if any, expressly set forth by specific reference in such document.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association

December 11, 2007	By:	/s/ Beth A. Wilkinson

Name: Beth A. Wilkinson
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

4.1	Certificate of Designation of Terms of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series S
99.1	News Release, dated December 4, 2007, Announcing Initial Dividend for Preferred Stock Series R